EXHIBIT 16.1

Green & Company, CPAs A PCAOB Registered Accounting Firm

January 7, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response of Item 4.01 of the Form 8-K dated December 31, 2018 to be filed by our former client, Cool Technologies, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in the Form 8-K mentioned above.

Sincerely,

/s/ Green & Company, CPAs LLC

Green & Company, CPAs

Tampa, FL

13907 N Dale Mabry Hwy, Site 102	Tampa, FL 33618	813.606.4388